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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Dillard's Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Saturday, May 21, 2016

        The 2016 Annual Meeting of Stockholders (the "Annual Meeting") of Dillard's, Inc. (the "Company") will be held at the Company's Corporate Office, 1600 Cantrell Road, Little Rock, Arkansas on Saturday, May 21, 2016, at 9:00 a.m. CDT for the following purposes:

  1.
  To elect as directors the twelve nominees named in the attached Proxy Statement (four of whom are to be elected by Class A stockholders and eight of whom are to be elected by Class B stockholders).

  2.
  To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for fiscal 2016.

  3.
  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        Details regarding the business to be conducted are more fully described in the accompanying Proxy Statement.

        Only stockholders of record at the close of business on March 24, 2016, will be entitled to notice of, and to vote at, the meeting or adjournments or postponements thereof.

        Your participation in the meeting is earnestly solicited. Even if you expect to attend the meeting, we encourage you to vote in advance by proxy. The giving of a proxy does not affect your right to revoke it later or vote your shares in person in the event you should attend the Annual Meeting.

By Order of the Board of Directors
DEAN L. WORLEY Vice President, General Counsel, Corporate Secretary

Little Rock, Arkansas
April 4, 2016

Important notice regarding the availability of proxy materials for the 2016 Annual Meeting of Stockholders to be held on May 21, 2016. The accompanying Proxy Statement and the Company's Annual Report on Form 10-K are available at http://investor.shareholder.com/dillards/annuals.cfm

DILLARD'S, INC.
1600 CANTRELL ROAD
LITTLE ROCK, ARKANSAS 72201
Telephone (501) 376-5200

PROXY STATEMENT

April 4, 2016

General

        The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board") of Dillard's, Inc., a Delaware corporation (the "Company," "Dillard's," "we," "us," or "our"), for use at the 2016 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Saturday, May 21, 2016, at 9:00 a.m. CDT, at our principal executive offices, 1600 Cantrell Road, Little Rock, Arkansas, 72201, or at any adjournments or postponements thereof.

Internet Availability of Proxy Materials

        In accordance with the rules of the Securities and Exchange Commission (the "SEC"), we sent a Notice of Internet Availability of Proxy Materials on or about April 4, 2016 to our stockholders of record as of the close of business on March 24, 2016. We also provided access to our proxy materials via the Internet beginning on that date. If you received a Notice of Internet Availability of Proxy Materials by mail and did not receive, but would like to receive, a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in this proxy statement or in the Notice of Internet Availability of Proxy Materials.

Proxy Voting

        The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares are represented by certificates or book entries in your name so that you appear as a stockholder on the records of our stock transfer agent, you may vote by proxy, meaning you authorize individuals named on the proxy card to vote your shares. You may provide this authorization by voting via the Internet at www.proxyvote.com, by telephone by calling the toll-free telephone number provided in your Notice of Internet Availability of Proxy Materials or (if you have requested paper copies of our proxy materials) by mail by simply signing, dating and mailing a proxy card. In these circumstances, if you do not vote by proxy or in person at the Annual Meeting, your shares will not be voted.

        If you own your shares in "street name," that is, through a brokerage account or in another nominee form, you are a beneficial owner and not a stockholder of record, and therefore must provide instructions to your broker or nominee as to how your shares held by them should be voted. Your ability to vote in person, via the Internet, by mail, or by telephone depends on the voting procedures of your broker or nominee. Please follow the directions that your broker or nominee provides. In these circumstances, if you do not provide voting instructions, the institution may nevertheless vote your shares on your behalf with respect to the ratification of the appointment of KPMG LLP ("KPMG") as our independent auditors for fiscal 2016, but not on any other matters being considered at the meeting.

        All proxies related to shares held of record as of March 24, 2016, other than those held through the Dillard's, Inc. Investment & Employee Stock Ownership Plan (the "401(k) Plan"), must be submitted no later than 11:59 p.m. EDT on May 20, 2016, and no proxy received after that date and time will be voted at the Annual Meeting. If a stockholder holds Company shares through the 401(k)

Plan, such stockholder is entitled to instruct Evercore Trust Company, N.A. ("Evercore"), Trustee for the 401(k) Plan ("Trustee"), on how to vote such shares, provided that his or her voting instructions are submitted in accordance with the instructions on the proxy card and received by no later than 11:59 p.m. EDT on May 18, 2016 in order to allow sufficient time for votes within the 401(k) Plan to be tabulated by the Trustee. For any shares held through the 401(k) Plan for which timely voting instructions are not received from a 401(k) Plan participant or if no choice is specified on a particular proposal in voting instructions that are timely submitted, such shares will be voted in accordance with the recommendations of the Board of Directors as described herein.

Revocation of Proxies

        Any stockholder of record giving a proxy has the power to revoke it at any time before it is voted either by written revocation delivered to the Corporate Secretary of the Company at our principal executive offices, by attending the Annual Meeting and voting in person, or by submitting a subsequent proxy by mail, over the Internet or by telephone. To obtain directions to attend the Annual Meeting and vote in person, please call (501) 376-5965. Proxies solicited herein will be voted in accordance with any directions contained therein, unless the proxy is received in such form or at such time as to render it ineligible to vote, or unless properly revoked. If no choice is specified by a stockholder in a returned proxy, the shares will be voted in accordance with the recommendations of the Board as described herein. If matters of business other than those described in this proxy statement properly come before the Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment on such matters. The proxies solicited herein shall not confer any authority to vote at any meeting of stockholders other than the Annual Meeting to be held on May 21, 2016, or any adjournments or postponements thereof.

Record Date; Outstanding Shares

        The stock transfer books of the Company will not be closed, but only stockholders of record at the close of business on March 24, 2016 (the "Record Date"), will be entitled to notice of, and to vote at, the Annual Meeting or at any adjournments or postponements thereof. At that date, there were 31,606,486 shares of the Company's Class A Common Stock outstanding ("Class A Common Stock") and 4,010,401 shares of the Company's Class B Common Stock outstanding ("Class B Common Stock" and, together with Class A Common Stock, "Common Stock").

Quorum; Vote Required

        The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding as of the Record Date and entitled to vote at the Annual Meeting is required to establish a quorum at the Annual Meeting.

        If a quorum is established, each holder of Class A Common Stock and each holder of Class B Common Stock shall be entitled to one vote on the matters presented at the meeting for each share standing in such holder's name, except that the holders of Class A Common Stock are empowered as a class to elect one-third of the directors serving on the Company's Board of Directors and the holders of Class B Common Stock are empowered as a class to elect two-thirds of the directors serving on the Company's Board of Directors. Stockholders will not be allowed to vote for a greater number of nominees than those named in this proxy statement.

        In order to be elected, nominees for Director of each class must receive the affirmative vote of a majority of the shares of that respective class outstanding and eligible to vote in the election. Cumulative voting for Directors is not permitted. The vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and having voting power is required for the ratification of KPMG LLP as the Company's independent registered public accounting firm (Proposal No. 2).

Abstentions and Broker Non-Votes

        Abstentions will be counted for quorum purposes but will have the effect of a vote against each nominee in the election of directors (Proposal No. 1), and a vote against the proposal to ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2016 (Proposal No. 2).

        Brokers holding shares for individual stockholders must vote according to specific instructions they receive from each such individual stockholder. If specific instructions are not received, in some cases, brokers may vote these shares in their discretion. The New York Stock Exchange (the "NYSE"), however, precludes brokers from exercising voting discretion on certain proposals designated under NYSE rules as being "non-routine" without specific instructions from the individual stockholder. This results in a "broker non-vote" on such a proposal. The election of directors (Proposal No. 1), is considered a non-routine matter under applicable NYSE rules. As such, a broker cannot vote on this proposal without instructions from the individual stockholder and, therefore, an undetermined number of broker non-votes may occur with respect to the election of directors (Proposal No. 1). As with abstentions, broker non-votes will be counted for quorum purposes and will have the effect of a vote against the nominees in the election of directors (Proposal No. 1). The ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal 2016 (Proposal No. 2) is considered a routine matter under applicable NYSE listing rules. Therefore, brokers will be permitted to vote the shares of individual stockholders who do not submit voting instructions for this proposal, and no broker non-votes will occur in connection with the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal 2016 (Proposal No. 2).

Costs of Solicitation

        The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokers, custodians, nominees and other fiduciaries for their charges and expenses in forwarding proxy materials to beneficial owners of shares of the Company's Common Stock. In addition to solicitation by mail, certain officers and employees of the Company may solicit proxies by telephone, fax, e-mail or other electronic means, or in person. These persons will receive no compensation other than their regular salaries.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

        The following table sets forth certain information regarding persons known to the Company to beneficially own more than five percent of a class of the Company's outstanding voting securities as of the close of business on March 24, 2016. Unless otherwise indicated, each such person has sole voting power and sole dispositive power over the shares indicated below.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature Of Beneficial Ownership		Percent Of Class(1)
Evercore Trust Company, N.A. 55 East 52nd Street, 36th Floor New York, NY 10055	Class A	8,148,612	(2)	25.8%
FMR, LLC 245 Summer Street Boston, MA 02210	Class A	2,809,436	(3)	8.9%
Greenlight Capital, Inc. 140 East 45th Street, 24th Floor New York, NY 10017	Class A	1,743,582	(4)	5.5%
W.D. Company, Inc.(5)	Class A	41,496		0.1%
1600 Cantrell Road	Class B	3,985,776		99.4%
Little Rock, AR 72201

(1)
At March 24, 2016, there were a total of 31,606,486 shares of the Company's Class A Common Stock and 4,010,401 shares of the Company's Class B Common Stock outstanding.

(2)
Based on information contained in Schedule 13G/A filed February 10, 2016 with the Securities and Exchange Commission, Evercore Trust Company, N.A. is the beneficial owner of these shares in its capacity as Trustee of the 401(k) Plan. Evercore Trust Company, N.A. has no voting power and has shared dispositive power over these shares.

(3)
Based on information contained in Schedule 13G filed February 12, 2016 by FMR, LLC and Abigail P. Johnson, Director, Vice Chairman, Chief Executive Officer and President of FMR, LLC. FMR, LLC and Abigail P. Johnson each have sole voting power over 74,606 shares, sole dispositive power over 2,809,436 shares, and no shared voting or dispositive power with respect to any shares.

(4)
Based on information contained in Schedule 13G filed February 16, 2016 with the Securities and Exchange Commission, Greenlight Capital, Inc. has shared voting and dispositive power with respect to 1,013,172 shares and no sole voting or dispositive power with respect to any of the shares, DME Advisors, LP has shared voting and dispositive power with respect to 222,900 shares and no sole voting or dispositive power with respect to any of the shares, DME Capital Management, LP has shared voting and dispositive power with respect to 470,700 shares and no sole voting or dispositive power with respect to any of the shares, DME Advisors GP, LLC has shared voting and dispositive power with respect to 693,600 shares and no sole voting or dispositive power with respect to any of the shares and David Einhorn has shared voting and dispositive power with respect to 1,743,582 shares and no sole voting or dispositive power with respect to any of the shares.

(5)
William Dillard, II, Chairman and Chief Executive Officer of the Company, Alex Dillard, President of the Company, and Mike Dillard, Executive Vice President of the Company, are officers and directors of W.D. Company, Inc. and own 27.4%, 27.9% and 26.3%, respectively, of the outstanding voting stock of W.D. Company, Inc.

 SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth the number of shares of Class A Common Stock and Class B Common Stock of the Company beneficially owned by each director, each director nominee, each of the named executive officers identified under the section titled "Executive Compensation" in this proxy statement and the directors and executive officers, as a group, as of March 24, 2016.

				Class B Shares
	Class A Shares
						% of Class
Name of Beneficial Owner	Amount(1)		% of Class	Amount(1)
Robert C. Connor	61,009	(2)	*	—		—
Alex Dillard(3)	1,173,601	(4)	3.7%	3,985,776	(4)	99.4%
Mike Dillard(3)	657,905	(4)	2.1%	3,985,776	(4)	99.4%
William Dillard, II(3)	1,125,350	(4)	3.6%	3,985,776	(4)	99.4%
James I. Freeman	276,881		*	—		—
H. Lee Hastings, III	9,112	(5)	*	—		—
Chris B. Johnson	7,763		*	—		—
Drue Matheny	481,350	(6)	1.5%	—		—
Frank R. Mori	16,072		*	—		—
Reynie Rutledge	7,400		*	—		—
Warren A. Stephens	130,638	(7)	*	—		—
J. C. Watts, Jr.	4,250	(8)	*	—		—
Phillip R. Watts	10,359		*	—		—
Nick White	46,102		*	—		—
All Directors & Executive Officers as a Group (a total of 20 persons)	4,306,223	(9)	13.6%	3,985,776	(9)	99.4%

*
Denotes less than 1%

(1)
Based on information furnished by the respective individuals.

(2)
Includes nine shares owned by Mr. Connor's wife.

(3)
Alex Dillard, Mike Dillard, and William Dillard, II are directors and officers of W.D. Company, Inc. and own 27.9%, 26.3%, and 27.4%, respectively, of the outstanding voting stock of such company. See footnote (4) below.

(4)
Includes 41,496 shares of Class A Common Stock and 3,985,776 shares of Class B Common Stock owned by W.D. Company, Inc., in which Alex Dillard, Mike Dillard, and William Dillard, II are each deemed to have a beneficial interest due to their respective relationships with W.D. Company, Inc. Alex Dillard, Mike Dillard, and William Dillard, II share voting and dispositive power over these shares. See "Security Ownership of Certain Beneficial Holders." Alex Dillard and his wife individually own 1,004,253 and 36,000 shares, respectively, of Class A Common Stock. Alex Dillard also has sole voting power with respect to 91,852 shares held in trust. Mike Dillard individually owns 608,499 shares of Class A Common Stock and is deemed to beneficially own 610 shares held in trust over which his wife has sole voting power. He has sole voting power with respect to 7,300 shares held in trust. William Dillard, II individually owns 1,076,554 shares of Class A Common Stock and he has sole voting power with respect to 7,300 shares held in trust.

(5)
Includes 10 shares owned by Mr. Hastings' wife.

(6)
Drue Matheny and her husband individually own 473,900 and 150 shares, respectively, of Class A Common Stock. Mrs. Matheny also has sole voting power with respect to 7,300 shares held in trust. She owns 7.3% of the outstanding voting stock of W.D. Company, Inc., but is not an officer or director of W.D. Company, Inc. Therefore, she is not deemed to have a beneficial interest in any Dillard's, Inc. shares owned by W.D. Company, Inc.

(7)
Warren Stephens individually owns 1,000 shares of Class A Common Stock, beneficially owns 8,102 shares held in trust and controls 121,536 shares held by Stephens Investment Holdings LLC.

(8)
Includes 1,200 shares that are pledged as security for a personal loan.

(9)
The shares in which, Alex Dillard, Mike Dillard, and William Dillard, II are deemed to have a beneficial interest due to their respective relationships with W.D. Company, Inc. have been included in this computation only once and were not aggregated for such purpose.

 PROPOSAL NO. 1. ELECTION OF DIRECTORS

        The number of directors that serve on the Company's Board is currently set at 12 but may be changed from time to time in the manner provided in the Company's by-laws. Class A stockholders are entitled to vote for the election of four Directors and Class B stockholders are entitled to vote for the election of eight Directors. Directors are to be elected at the Annual Meeting for a term of one year and until the election and qualification of their successors. Once elected, our Directors have no ongoing status as "Class A" or "Class B" Directors and have the same duties and responsibilities to all stockholders.

        The Board recommends that each nominee identified below be elected at the Annual Meeting. Each of the nominees is currently serving as a director of the Company and was elected at the 2015 Annual Meeting of Stockholders. The principal occupation and public company directorships held currently or during the last five years, and other background information about the nominees, including a discussion of the specific experience, qualifications, attributes, and skills of each nominee that led to the Board's conclusion that each nominee should serve as a director, is set forth below.

Class A Nominees

        Frank R. Mori, 75, has served as a Director of the Company since 2008. At all times during the past five years, Mr. Mori has served as Co-Chief Executive Officer and President of Takihyo, LLC, a private investment firm headquartered in New York City. Takihyo, LLC is not a subsidiary or other affiliate of the Company. He has previously served as Chief Executive Officer and Director of Donna Karan International, Inc. and Anne Klein & Co., Inc. He also served on the Board of Directors of The Stride Rite Corporation until 2007. Mr. Mori offers the Board the broad knowledge and perspective of a fashion vendor combined with overseas sourcing and manufacturing experience. Mr. Mori currently serves on the Board's Stock Option and Executive Compensation Committee (the "Compensation Committee").

        Reynie Rutledge, 66, has served as a Director of the Company since 2013. Mr. Rutledge is the Chairman of First Security Bancorp, a financial services holding company headquartered in Searcy, Arkansas. With over 40 years of experience in banking, Mr. Rutledge has been involved with all aspects of finance and management while leading First Security Bancorp to become the fifth largest bank holding company based in Arkansas with over $4.7 billion in assets and 74 locations throughout the state. First Security Bancorp consists of First Security Bank, First Security Crews & Associates investment banking firm, and First Security Public Finance. First Security Bancorp is not a subsidiary or other affiliate of the Company. He is a graduate of the University of Arkansas with a degree in industrial engineering where he also earned his Master of Business Administration ("MBA"). Mr. Rutledge is a past Chairman of the Arkansas Bankers Association and the Business Advisory Board of Harding University. He is a member of the Arkansas Academy of Industrial Engineering, a member and past chairman of the Dean's Executive Advisory Board for the Sam M. Walton College of Business, a member of the Campaign Arkansas Executive Committee, a past chairman of the Arkansas Business Hall of Fame Selection Committee, the University of Arkansas 2000 Volunteer of the Year, a 2012 recipient of the University of Arkansas Distinguished Alumni Award, and the current Chairman of the University of Arkansas Board of Trustees. Mr. Rutledge's extensive career in commercial banking provides insights into the credit markets for the Board. Mr. Rutledge serves as Chairman of the Audit Committee.

        J.C. Watts, Jr., 58, has served as a Director of the Company since August 2009 and served previously on the Board from 2003 until 2008 as a member of the Audit Committee. He also serves on the Boards of Directors of CSX Corporation and ITC Holdings Corp. He formerly served on the Boards of Directors of Burlington Northern Santa Fe Corporation, Clear Channel Communications, Inc. and Terex Corporation. At all times during the past five years, Mr. Watts has served as the

Chairman of the J.C. Watts Companies, which provide both consulting and advocacy services. The J.C. Watts Companies are not subsidiaries or other affiliates of the Company. Mr. Watts was elected to the U.S. Congress from the fourth district of Oklahoma in 1994. In 1998, he was elected chairman of the Republican Conference in the U.S. House of Representatives. He served for eight years on the House Armed Services Committee. He authored legislation to create the House Select Committee on Homeland Security, a committee on which he later served. He also served on the House Transportation and Infrastructure Committee as well as the House Banking Committee. He led two congressional trade missions to Africa. Mr. Watts co-authored the American Community Renewal and New Markets Act and authored the Community Solutions Act of 2001. He also crafted legislation with Congressman John Lewis to establish a Smithsonian museum of African American history. He has served as an analyst on television news programs nationally and internationally. Mr. Watts led a U.S. delegation to Vienna, Austria, at the request of President George W. Bush and Secretary of State Colin Powell, to the Organization for Security and Cooperation in Europe Conference on Racism, Discrimination and Xenophobia and accompanied President Bush on his historic trip to Africa. He co-founded the Coalition for AIDS Relief in Africa and served on the Board of Africare. He has also created the J.C. and Frankie Watts Foundation to focus on urban renewal and other charitable initiatives. He is the Chairman of Watts Equipment and the President and CEO of Feed the Children in Oklahoma City, Oklahoma. Mr. Watts brings to the Board not only an understanding and sensitivity to the political and cultural issues which the Company regularly faces but also a wealth of knowledge of the regulatory environment which continues to grow and affect the Company's operations. Mr. Watts currently serves on the Audit Committee.

        Nick White, 71, has served as a Director of the Company since 2008. Since 2000, Mr. White has served as Chief Executive Officer and President of White and Associates, an international retail solutions firm offering retail clients consulting services encompassing strategy, partnerships, logistics and concepts. White and Associates is not a subsidiary or other affiliate of the Company. Following a tour in Vietnam with the United States Marine Corps, Mr. White began his retail career in 1968 with Spartan-Atlantic Department Stores while still attending college. In 1973, he joined Wal-Mart Stores, Inc. as an Assistant Store Manager. From 1985 to 1990, he was General Manager of Sam's Clubs, and in 1990, he was named an Executive Vice President of Wal-Mart Stores, Inc. and General Manager of its Supercenter Division, positions he held until his retirement in 2000. While at Wal-Mart, he served on both the Executive Committee and the Real Estate Committee. Mr. White has made significant contributions to the Board as a result of his extensive knowledge of sourcing, logistics, store operations and merchandising. Mr. White currently serves on the Compensation Committee.

Class B Nominees

        Robert C. Connor, 74, has served as a Director of the Company since 1987. At all times during the past five years, Mr. Connor's principal occupation is and has been a private investor for his own account. He began his banking career in Dallas, Texas at the Mercantile National Bank and was elected Vice President of the Citizens Bank of Jonesboro, Arkansas in 1970. He was elected President of The Union National Bank of Arkansas and The Union of Arkansas Corporation in 1976. He previously served on the Board of Sage Telecom in Allen, Texas. Mr. Connor's long career of leadership in the banking industry makes him particularly well suited to serve on the Compensation Committee as well as to share his knowledge and insights concerning the credit markets with the Board. Mr. Connor currently serves as Chairman of the Compensation Committee.

        Alex Dillard, 66, is President of the Company, has been a member of the Board since 1975, and serves on the Executive Committee of the Board of Directors (the "Executive Committee"). This has been his principal occupation for the last five years. Mr. Dillard has been involved in virtually every aspect of operations and merchandising for the Company for over 40 years and previously served as Executive Vice President of the Company. He has served as a board member of the University of

Arkansas for Medical Sciences Foundation Fund, Philander Smith College, Union Bank and Worthen Bank in Little Rock and First National Bank of Ft. Worth, Texas. Mr. Dillard's understanding of both the merchandising and the operational aspects of the retail business has enabled the Board to more effectively gain a broad overview of the day-to-day processes involved in the operation of the Company.

        Mike Dillard, 64, is an Executive Vice President of the Company and currently heads one of the largest merchandising portions of the Company's business. This has been his principal occupation for the last five years. He has been a member of the Board since 1976. Mr. Dillard has played many roles for the Company, devoting his entire professional career to Dillard's, Inc. His understanding of the unique regional characteristics of merchandising in the many different geographic regions of the country has assisted the Board in its efforts to guide the business to meet the needs of its varied customer base.

        William Dillard, II, 71, is the Chairman of the Board and Chief Executive Officer of the Company, has been a member of the Board since 1967, and serves on the Executive Committee. This has been his principal occupation for the past five years. Mr. Dillard has been involved in almost every aspect of the Company's operations, working part-time while in school and full-time for over 45 years. He was formerly President and Chief Operating Officer of the Company. Mr. Dillard also serves on the Boards of Directors of Acxiom Corporation and Barnes & Noble, Inc. Through his numerous years of service to the Company, Mr. Dillard possesses an unmatched knowledge of the Company's operations and the retail industry as a whole. This, combined with his service as a member of the boards of directors of other public companies, allows him to provide invaluable insight to the Board. In addition, his expertise with respect to real estate matters and store location enables him to provide the Board with leadership and insight into this critical aspect of the Company's business.

        James I. Freeman, 66, was Senior Vice President and Chief Financial Officer of the Company until his retirement effective February 1, 2015. During the past year, his principal occupation is and has been a private investor for his own account. He has been a member of the Board since 1991. Mr. Freeman joined the Company in 1988. He entered the accounting profession in 1972, and practiced as a certified public accountant and formerly served as a member of the Management Committee of BKD, LLP, one of the largest accounting firms in the nation. Having served as Chief Financial Officer of the Company, Mr. Freeman has extensive experience overseeing the Company's financial reporting processes, internal accounting and financial controls, and independent auditor engagements. This unique experience provides Mr. Freeman the ability to regularly advise the Board regarding current and proposed accounting issues, financial matters and regulations that affect the Company's operations.

        H. Lee Hastings, III, 61, has served as a Director of the Company since 2010. At all times during the past five years, Mr. Hastings has served as President and Chief Operating Officer of Hastings Holdings, Inc., a family holding company that operates several subsidiaries which are engaged in real estate, beverage distribution, import/export and other businesses. For the past five years, Mr. Hastings has also served as President of Arkansas Bolt/ABC Logistics, a subsidiary of Hastings Holdings, Inc. that sells and imports/exports industrial fasteners and stampings throughout the world. Since 2001, Mr. Hastings has also been a director of another family holding company, State Holding Co. Inc., which owns and operates a bank holding company. None of these companies or their subsidiaries are subsidiaries or other affiliates of the Company. Mr. Hastings has extensive experience in the international import/export market and contributes valuable advice to the Board with respect to the Company's international sourcing efforts. Mr. Hastings currently serves on the Audit Committee.

        Drue Matheny, 69, has been a member of the Board since 1994. For the past five years, her principal occupation has been, and currently is, an Executive Vice President of the Company. She is based in Ft. Worth, Texas and directs one of the largest merchandising portions of the Company. Since joining the Company in 1968, Ms. Matheny has overseen every aspect of the Company's various merchandising functions. She brings to the Board a deep understanding of the exacting tastes and preferences of the Company's customers.

        Warren A. Stephens, 59, has served as a Director of the Company since 2002. At all times during the past five years, Mr. Stephens' principal occupation has been Chairman, Chief Executive Officer, and President of Stephens Inc. He is also Co-Chairman of SF Holding Corporation. Stephens Inc. and SF Holding Corporation are not subsidiaries or other affiliates of the Company. In 1981, Mr. Stephens joined Stephens Inc. In 2006, Mr. Stephens acquired 100% of the outstanding shares of Stephens Inc. Stephens Inc. focuses on investment banking, wealth management, capital management, private equity, institutional sales and trading, research, and insurance. Mr. Stephens' knowledge and understanding of sophisticated financial markets have been invaluable to the Board when dealing with a wide range of issues from investment decisions to credit and finance matters to the strategic positioning of the Company.

Information regarding the Board and its Committees

        Controlled Company.    The Company qualifies as a "controlled company" under the NYSE listing standards due to the ownership by W.D. Company, Inc. of shares of Class B Common Stock allowing it to cast more than 50% of votes eligible to be cast for the election of two-thirds of the Directors of the Company. In accordance with a provision in NYSE rules for controlled companies, the Company is not required to comply with NYSE listing standards that provide for (1) a majority of the Board of Directors being composed of independent directors, (2) a nominating/corporate governance committee composed solely of independent directors and (3) a compensation committee composed solely of independent directors. Notwithstanding that, all the members of the Company's Compensation Committee are independent in accordance with the NYSE listing standards. This may change in the future, however, at the Company's discretion.

        Director Independence.    The Board has determined that all of the Class A nominees listed above qualify as independent persons as defined in the Company's by-laws (discussed below). In addition, the Board has affirmatively determined that each of the Class A nominees, as well as Robert C. Connor and H. Lee Hastings, III, who are Class B nominees, has no direct or indirect material relationship with the Company and qualifies as an independent director in accordance with the NYSE listing standards.

        Family Relationships.    William Dillard, II, Drue Matheny, Alex Dillard, Mike Dillard and Denise Mahaffy are siblings. William Dillard, III is the son of William Dillard, II.

        Director Nominations.    As provided in the Company's by-laws, the Executive Committee is responsible for nominating individuals to stand for election at each annual meeting of stockholders. Stockholders may also nominate a director nominee pursuant to the Company's by-laws.

        The Company's by-laws provide that nominees to represent Class A stockholders on the Company's Board shall be independent persons only. For these purposes, the Company's by-laws define "independent" as a person who: (1) has not been employed by the Company or an affiliate in any executive capacity within the last five years; (2) was not, and is not, a member of a corporation or firm that is one of the Company's paid advisors or consultants; (3) is not employed by a significant customer, supplier or provider of professional services; (4) has no personal services contract with the Company; (5) is not employed by a foundation or university that receives significant grants or endowments from the Company; (6) is not a relative of the management of the Company; (7) is not a stockholder who has signed stockholder agreements legally binding him or her to vote with management; and (8) is not the chairman of a company on which Dillard's, Inc.'s Chairman or Chief Executive Officer is also a board member.

        In nominating a slate of directors, the objective is to select individuals with skills and experience that can be of assistance in operating the Company's business. The following core criteria are considered in nominating each candidate:

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  Integrity.  Only persons who have demonstrated in their professional lives the highest ethical standards, maturity and responsibility will be considered.

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  Experience.  A director should have business experience relevant to the Company's business.

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  Judgment and Knowledge.  A director should have the ability to assess the Company's strategy, business plan, and key issues to evaluate the performance of management and to evaluate the Company's financial and operating reports and to provide meaningful analysis of the Company's financial position.

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  Time and Commitment.  Board members must have sufficient time available to become acquainted with the Company, to prepare for Board and committee meetings, and to attend meetings.

        Candidates who individually possess knowledge, experience and skills in at least one of the following are sought: accounting and finance, business judgment, management, crisis response, industry knowledge or strategy and vision. Diversity is an important consideration in Board composition and is discussed as a factor in connection with each candidate. The Executive Committee has not adopted a formal policy with respect to diversity. The implementation of this consideration occurs when, in addition to the core criteria identified above, the Executive Committee informally discusses whether a potential nominee might also bring to the Board diverse life experiences and perspectives but no single factor controls the determination process.

        In order for a Company stockholder to nominate an individual for election to the Board, the stockholder must provide written notice of such nomination to the Company's Corporate Secretary and the notice must be received by the Company's Corporate Secretary at the principal executive offices of the Company no more than 90 days, and no less than 60 days, before the Annual Meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, such nomination must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice must set forth as to each person whom the stockholder proposes to nominate for election or re-election as a Director, (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of shares of the Company's Common Stock that are beneficially owned by such person and (4) any other information relating to such person that is required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including without limitation such persons' written consent to being named in the proxy statement as a nominee and to serve as a director if elected). Such notice must also set forth the name and address, as they appear on the Company's books, of the stockholder giving the notice and the class and number of shares of the Company's Common Stock that are beneficially owned by such stockholder. In order for a Company stockholder to recommend (as opposed to nominate) a director candidate, the stockholder must provide written notice of such recommendation to the Company's Corporate Secretary at the principal executive offices of the Company. The Executive Committee will consider director candidates recommended by stockholders, and will consider all candidates for director in the same manner regardless of the source of the recommendation.

        Director Meetings.    The Board of Directors met four times during the Company's last fiscal year. During the last fiscal year, all of the individuals serving as director attended at least 75% of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meetings held by all committees of the Board on which they served. The Company encourages each Board member to attend the Company's Annual Meeting. All individuals serving as director were in attendance at the Company's Annual Meeting held on May 16, 2015, except for Warren A. Stephens.

        Executive Sessions; Presiding Director.    As required by the NYSE listing standards, our non-management directors meet in executive session at which only non-management directors are present on a regularly scheduled basis. Our non-management directors choose the presiding director by majority vote for each session. The presiding director is responsible for, among other things, presiding at the executive session of the independent directors for which he or she is chosen to serve and apprising the Chairman of the issues considered at such meetings.

        Communications with Directors.    Security holders and other interested persons may contact individual directors, the presiding member of the non-management directors, non-management directors as a group or the Board as a whole, at any time. Your communication should be sent to the individual Director, the "Non-Management Members of the Board of Directors," the "Presiding Member of Non-Management Directors" or the "Board of Directors," as applicable, at 1600 Cantrell Road, Little Rock, Arkansas 72201. In general, any communications delivered to the principal executive offices for forwarding to the Board or specified Board members will be forwarded in accordance with its instructions. However, prior to the communications being forwarded to the Board member, the Corporate Secretary reviews communications and reserves the right not to forward to Board members any inappropriate materials.

        Corporate Governance Guidelines and Code of Conduct.    The Board has adopted Corporate Governance Guidelines and a Code of Conduct that applies to all Company employees, including the Company's executive officers, and, when appropriate, the members of the Board. The current versions of these corporate governance documents are available free of charge on the investor relations portion of the Company's website at www.dillards.com and each is available in print to any stockholder who requests copies by contacting Julie J. Bull, Director of Investor Relations, at 1600 Cantrell Road, Little Rock, Arkansas 72201. The Company will promptly disclose to our stockholders, if required by applicable laws, any amendments to, or waivers from, provisions of the Code of Conduct that apply to our principal executive officer, principal financial officers, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website (www.dillards.com) rather than by filing a Form 8-K.

        Board Committees.    The Board has a standing Audit Committee and Compensation Committee. The Audit Committee and the Compensation Committee have each adopted a written charter, both of which are available on the investor relations portion of the Company's website at www.dillards.com. In addition, the Board has an Executive Committee that performs various functions, including those similar to a standing nominating committee. The Executive Committee members are Alex Dillard and William Dillard, II.

        The Audit Committee members are H. Lee Hastings, III, Reynie Rutledge, Chairman, and J.C. Watts, Jr. The Board has determined that Reynie Rutledge is an "audit committee financial expert" and Messrs. Hastings, Rutledge and Watts are independent of management in accordance with the requirements of the NYSE and the SEC for purposes of determining audit committee independence. The Board has also determined that each of Messrs. Hastings, Rutledge and Watts is "financially literate" within the meaning of the listing standards of the NYSE. The Audit Committee held twelve meetings during fiscal 2015.

        The Compensation Committee members are Robert C. Connor, Chairman, Frank R. Mori and Nick White. All members of the Compensation Committee are independent as defined by NYSE listing standards. In addition all members of the Compensation Committee qualify as "non-employee directors" for purposes of Rule 16b-3 under the Exchange Act, and as "outside directors" for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee held five meetings during fiscal 2015.

        Board's Leadership Structure.    Pursuant to the Company's by-laws, the principal executive officer shall be the Chairman of the Board. Accordingly, the Board has elected William Dillard, II, the Company's CEO, to serve as its Chairman. The Board believes that this structure is best suited to the interests of the Company and the stockholders because it enables Mr. Dillard to be personally involved in every aspect of leading the Company. The Board believes that Mr. Dillard is uniquely qualified to serve as Chairman because his extensive experience with the Company (over 45 years of service) provides him with the long-term perspective that builds stockholder value and protects the long-term interests of the stockholders. In this capacity, he sets the Board agenda, regularly communicates with the other Board members and chairs Board meetings and the Annual Meeting.

        Alex Dillard, the Company's President and a fellow Board member, assists William Dillard, II in the day-to-day supervision of the Company's business, which provides other members of the management team ready access to, and the benefit of, their combined deep understanding of the cycles and challenges of the retail industry. The close working relationship between the CEO and the President also gives the Board and the Company's stockholders a veteran leadership team that can address issues quickly and seamlessly.

        The Company has no lead independent Director. However, the non-management directors designate one of the independent directors to preside over their executive sessions.

        Board's Role in Risk Oversight.    While the Company's management has the primary responsibility for managing risks facing the Company, the Board as a whole is actively involved in and is responsible for the oversight of risk management. The Board's primary goal is to ensure that the risk management processes designed and implemented by the Company's management are effective.

        The Audit Committee is responsible for oversight of the quality and integrity of the Company's financial statements, internal controls and compliance with legal and regulatory requirements and reviews the annual risk assessment report prepared by the Company's internal audit group which reports directly to the Audit Committee. Based on the annual risk assessment, the Audit Committee is charged with studying or investigating any matter of interest or concern that it deems appropriate. It also reviews reports describing any anonymous calls made to the Company's "Ethics Hotline," together with any other reports of disciplinary or other action taken with respect to material breaches of the Company's Code of Conduct. In its investigatory capacity, the Audit Committee has the authority to retain outside legal, accounting or other advisors, including the authority to approve the fees payable to such advisors and any other terms of retention. The Audit Committee is also given unrestricted access to the Company's internal audit group, other Board members, executive officers and independent accountants to the extent necessary to carry out its oversight responsibilities. While acting in this capacity, the Audit Committee has the full authority of the Board.

        The Compensation Committee is responsible for reviewing any risks arising from the Company's compensation policies, particularly with respect to the issue of encouraging inappropriate risk taking by executive management. In assessing compensation-related risks, the Compensation Committee may investigate any matter related thereto, is given full access to all books, records, facilities and personnel of the Company and, when appropriate, may hire outside legal, accounting or other experts or advisors to assist the Compensation Committee with its work.

        The Board's administration of its risk oversight function has not specifically affected the Board's leadership structure. The Board believes that its current leadership structure is conducive to, and appropriate for, its oversight of risk management.

2015 Director Compensation

        During fiscal 2015, non-management Directors received an annual cash retainer of $100,000 as well as 1,000 restricted shares of the Company's Class A Common Stock. The restricted shares vest six months after their issuance. Committee chairmen received an additional annual cash retainer of $25,000. Employee Directors are not compensated for their service on the Board.

        In 2015, the Compensation Committee engaged Hay Group as its independent compensation consultant. Hay Group provided the Committee with an analysis of director compensation at the Company's peer group companies.

        The following table summarizes the compensation paid by the Company to non-management Directors for the fiscal year ended January 30, 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert C. Connor	$125,000	$116,150	$—	$—	$—	$—	$241,150
Frank R. Mori	100,000	116,150	—	—	—	—	216,150
H. Lee Hastings, III	100,000	116,150	—	—	—	—	216,150
Reynie Rutledge	125,000	116,150	—	—	—	—	241,150
Warren A. Stephens	100,000	116,150	—	—	—	—	216,150
J.C. Watts, Jr.	100,000	116,150	—	—	—	—	216,150
Nick White	100,000	116,150	—	—	—	—	216,150
James I. Freeman	100,000	116,150	—	—	—	—	216,150

(1)
The amounts in the "Stock Awards" column represent the grant date fair value of the annual stock award made in fiscal 2015, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("FASB ASC Topic 718"), and is equal to the simple average market price of 1,000 shares on the date of grant. All grants of restricted shares were vested as of January 30, 2016.

Board Recommendation

        THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE SLATE OF DIRECTORS NOMINATED BY THE BOARD. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH NOMINEE UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. Management does not know of any nominee who will be unable to serve, but should any nominee be unable or decline to serve, the discretionary authority provided in the Proxy will be exercised to vote for a substitute or substitutes.

 COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        This Compensation Discussion and Analysis ("CD&A") provides information regarding the compensation paid to our Chief Executive Officer, Co-Principal Financial Officers and our three most highly compensated other executive officers in fiscal 2015. These individuals are referred to as "named executive officers" or "NEOs." This section should be read in conjunction with the detailed tables and narrative descriptions under the section titled "Executive Compensation" in this proxy statement.

Executive Summary

        We are committed to a pay-for-performance culture. The compensation program is reviewed annually in order to assure that its objectives and components are aligned with the Company's goals and culture, and also that it incentivizes short-term and long-term profitable growth.

        At the 2014 Annual Meeting, in our last stockholder advisory vote, 98% of the votes cast on executive compensation were voted to approve the compensation of the Company's named executive officers.

        There have been no material changes to our compensation programs during the fiscal year.

        We continue to return value to our stockholders by executing our strategic initiatives. The graph below demonstrates our performance in comparison to the Standard & Poor's 500 Index and the Standard & Poor's 500 Department Stores Index. The graph shows the relative return of $100 invested in Dillard's, Inc. Class A Common stock and each of the indices as of January 28, 2011 (the last trading day prior to the start of fiscal 2011) and assumes reinvestment of dividends.

Total Stockholder Return

Compensation Philosophy

        The core elements of our compensation philosophy are to align each executive's compensation with the Company's short-term and long-term performance, promote a pay-for-performance culture and provide compensation and incentives needed to attract, retain and motivate key executives who are crucial to the Company's long-term success. We seek to implement our philosophy by following three key principles:

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  Providing compensation opportunities that are equivalent to those offered by comparable companies, thereby allowing the Company to compete for and retain talented executives who are critical to our long-term success;

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  Motivating executive officers by rewarding them for attainment of Company profitability on an annual basis; and

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  Aligning the interests of executives with the long-term interests of stockholders by awarding equity-based compensation and by offering participation in retirement, stock purchase and stock bonus plans that encourage stock ownership by our executives.

        Further details concerning how we implement our philosophy, and how we apply the above principles to our compensation program, are provided throughout this CD&A.

Elements of Compensation

        Our compensation program consists of the following elements: Base Salary, Annual Cash Performance Bonuses, Equity-Based Compensation Awards and Pension Plan Benefits. We choose to pay each separate element with the intent of rewarding performance believed to be beneficial to the Company and accomplishing specific purposes, as described below. Within each element of compensation (other than those based on a pre-established formula), the Compensation Committee considers appropriate ranges for the amount awarded given the level of position and performance of the individual and the Company for the period under consideration.

        Base Salary is designed to:

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  Reward the competence of our executives relative to their skills, position and contributions to the success of the Company; and

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  Provide a level of annual cash compensation competitive with the marketplace that recognizes contributions to the overall success of the Company and provides the potential for annual increases reflecting those contributions.

        Annual Cash Performance Bonuses are designed to:

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  Motivate employees to assist in the attainment of profitability of the Company on an annual basis; and

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  Foster a pay-for-performance culture that aligns our overall compensation programs with our business strategy and rewards employees for their contributions toward our goal of increasing profitability.

        Equity-Based Compensation Awards are designed to:

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  Link compensation rewards to the creation of stockholder wealth; and

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  Encourage our management to work together in the interest of stockholders by associating a portion of compensation with the long-term value of our common stock.

        Pension Plan Benefits are designed to:

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  Provide competitive incentives to our executive officers to focus on long-term success of the Company; and

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  Provide a secure retirement after a long and productive career with the Company.

        The Compensation Committee believes that the combination of these elements provides an appropriate mix of fixed and variable pay which balances short-term operational performance with long-term stockholder value. The Committee also believes that our compensation program enables us to reinforce our pay-for-performance philosophy as well as strengthen our ability to attract and retain highly qualified executives by providing benefits equivalent to those offered by our leading competitors.

Allocation of Total Direct Compensation

        The table below illustrates the allocation of total direct compensation for each NEO in fiscal 2015. Base salary, annual cash performance bonuses, equity-based compensation awards and other compensation (consisting of perquisites, insurance premiums and retirement plan contributions) compose each NEO's total direct compensation. Total direct compensation is different from the "Total Compensation" column of the Summary Compensation Table appearing on page 25, in that, it excludes changes in pension value. We disclose the allocation of total direct compensation to provide insight into the Compensation Committee's decision-making process when establishing NEO compensation. The Compensation Committee does not consider changes in pension value when establishing NEO compensation because pension amounts are earned each year based on a pre-established formula set forth in the Company's pension plan relating to compensation previously received by a NEO, and the NEO does not receive the amount until after retirement from the Company. As such, the amounts are excluded from the table below.

        As shown in the table below, the Compensation Committee determined that a slightly higher portion of total direct compensation paid to Messrs. William Dillard, II and Alex Dillard, our Chief Executive Officer and President, respectively, should be performance based, than that of the other NEOs, given their ability to affect stockholder value relative to the other NEOs.

Allocation of Total Direct Compensation

NEO	Base Salary	Annual Cash Performance Bonuses	Equity-Based Compensation Awards	All Other Compensation
William Dillard, II	30.5%	54.5%	6.3%	8.7%
Alex Dillard	30.6%	54.7%	6.4%	8.3%
Mike Dillard	41.1%	44.8%	6.0%	8.1%
Drue Matheny	41.9%	45.5%	6.1%	6.5%
Chris B. Johnson	56.9%	28.0%	4.0%	11.1%
Phillip R. Watts	58.1%	28.6%	4.1%	9.2%

How We Determine Compensation

        Role of the Compensation Committee.    The Compensation Committee has responsibility for establishing, implementing and monitoring adherence to our compensation philosophy. In carrying out this function, the committee strives to ensure that total compensation paid to named executive officers is fair, reasonable and competitive.

        The Compensation Committee regularly reviews and evaluates our compensation program to ensure that it:

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  Promotes our ability to attract and retain qualified management personnel by providing compensation that is competitive relative to that paid by our competitors. To this end, the Compensation Committee regularly reviews and evaluates compensation packages and amounts paid by our primary competitors and other family-founded and family-managed companies.

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  Fosters a pay-for-performance culture providing executives with the opportunity to increase their level of overall compensation based on the financial performance of the Company. To this end, the Compensation Committee regularly reviews and evaluates individual performance to ensure that employees are rewarded for their contributions to Company goals and stockholder value.

        These evaluations, along with the independent judgment exercised by members of the Compensation Committee, guides the committee's decisions in structuring compensation elements, determining compensation amounts, allocating between long-term and currently paid compensation and allocating between cash and non-cash amounts. The Compensation Committee also takes into account how competitive pressures and economic conditions over which our named executive officers may have little or no control can have a negative impact on the Company's financial performance.

        Role of Compensation Consultant in Compensation Decisions.    During the year, in accordance with the Compensation Committee's instructions, Hay Group provided the Compensation Committee with an analysis of NEO compensation at the Company's peer group companies, as well as information on trends and best practices in executive compensation. In addition, Hay Group provided the Committee with an analysis of director compensation at the Company's peer group companies. Hay Group and its affiliates did not perform any other services for the Company or its affiliates other than to provide advice and counsel to the Compensation Committee on named executive officers and director compensation in accordance with the Compensation Committee's instructions from time to time.

        Role of Named Executive Officers in Compensation Decisions.    Our Chief Executive Officer, President and Co-Principal Financial Officers each provide input to the Compensation Committee regarding Company and individual performance. However, the Compensation Committee exercises complete discretion in making all compensation decisions regarding cash compensation, equity awards and other benefits for all of our named executive officers.

        Role of Comparable Company Analysis in our Compensation Decisions.    In order to develop a competitive compensation package for our named executive officers, the Compensation Committee compares our compensation package with those of a comparison group of companies. The comparison group is composed of department stores, specialty stores and other public companies that were family-founded and continue to be family-managed. A complete listing of the companies in the comparison group appears below:

Abercrombie & Fitch Co.	The McGraw-Hill Companies, Inc.	The Bon Ton Stores, Inc.
Aeropostale, Inc.	The Men's Wearhouse, Inc.	The Gap, Inc.
Chico's FAS, Inc.	Nordstrom, Inc.	The TJX Companies, Inc.
The Children's Place Retail Stores, Inc.	Shoe Carnival, Inc.	Tiffany & Co.
J.C. Penney Company, Inc.	Starbucks Corporation	Wet Seal, Inc.
Macy's, Inc.	Stein Mart, Inc.	Williams-Sonoma, Inc.

        The Compensation Committee believes companies in the comparison group are comparable to the Company in operations, management style and culture. However, the number of senior executives retained by the Company is generally lower than the number of senior executives at other companies in the comparison group, which we believe places our executive management closer in the chain of command to associates for whom they are responsible. The benefit of our structure is that we are able to effectively manage our associates without unnecessary layers of intermediate managers. The Compensation Committee believes this approach increases the demands upon the named executive's time and requires a greater depth of knowledge of operations than that of his or her peers in the comparison group. Accordingly, the Compensation Committee believes that our named executive officers' compensation should reflect this increased responsibility.

        While we do not specifically benchmark our compensation against companies in the comparison group, our Compensation Committee annually performs a compensation analysis of the compensation paid by these companies and periodically surveys the compensation practices of these companies to assess our competitiveness. This information is used as part of the Compensation Committee's considerations in setting compensation for our named executive officers, particularly in respect of changes in base salary each year as discussed below. In reviewing this data, the Compensation Committee considers factors such as the relative financial performance of such companies, as well as certain other factors the Committee believes differentiate us from those companies—particularly our homogenous, unified business plan of operating virtually identical department stores primarily in the southwest, southeast, and midwest regions of the United States, which we believe allows for more streamlined, cohesive operations and our flatter management structure.

        Stockholder Advisory Vote.    Our Compensation Committee recognizes the fundamental interest our stockholders have in the compensation of our executive officers. At the 2014 Annual Meeting, 98% of the votes cast on the advisory vote on executive compensation were voted to approve the compensation of the Company's named executive officers. Based upon the results of such advisory vote and our review of our compensation policies and decisions, we believe that our existing compensation policies and decisions are consistent with our compensation philosophy and objectives discussed above and adequately align the interests of our named executive officers with the interests of our stockholders. At the 2011 Annual Meeting, our stockholders also voted, on an advisory basis, to vote on the compensation of our named executive officers every three years. The next stockholder advisory vote approving executive compensation is scheduled to occur at the Annual Meeting of Stockholders to be held in 2017. Stockholders have an opportunity to cast an advisory vote on the frequency of the advisory vote approving executive compensation every six years. The next advisory vote on the frequency of the advisory vote approving executive compensation will also be in 2017.

Specific Elements of Our Compensation Program

Base Salary

        Base Salaries are provided to our named executive officers at levels established by the Compensation Committee on an annual basis. Base salaries are set at the discretion of the Compensation Committee and, unlike the annual cash performance bonuses and equity-based compensation awards, are not specifically related to any Company performance criteria. Each year, the Compensation Committee reviews a competitive market analysis of salaries paid by companies in the comparison group to ensure that base salaries paid to our named executive officers are competitive. The committee also considers:

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  the named executive officer's aggregate compensation and benefits;

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  the named executive's level of responsibility and experience; and

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  the named executive's success in achieving business results, promoting our core values and demonstrating leadership, as well as Company-wide performance.

        For fiscal 2015, the Compensation Committee set each named executive officer's base salary as follows: William Dillard, II—$1,000,000, Alex Dillard—$1,000,000, Mike Dillard—$735,000, Drue Matheny—$735,000, Chris B. Johnson—$500,000, and Phillip R. Watts—$500,000. The Compensation Committee assigned higher base salary amounts to Messrs. William Dillard, II and Alex Dillard to reflect their level of responsibility and experience, the importance of their respective positions within the Company, and their ability to affect stockholder value relative to other NEOs.

Annual Cash Performance Bonuses

        Our compensation program includes annual performance bonuses payable under our Senior Management Cash Bonus Plan (the "Cash Bonus Plan"). Annual cash bonuses are designed to reward executive officers based on the Company's performance and the individual executive's contribution to that performance. Under the terms of the Cash Bonus Plan, performance bonuses may be paid only if the Company realizes positive net income before federal and state income taxes for the fiscal year, which we refer to as pre-tax income. The Compensation Committee believes that pre-tax income is a meaningful measure of financial and operational performance and that requiring a particular level of financial and operational performance before cash bonuses are earned by executive officers furthers the Company's goal of linking pay to performance. No individual's bonus under the Cash Bonus Plan can exceed 1% of the Company's pre-tax income.

        Under the Company's Cash Bonus Plan, persons who occupy the following positions are eligible to receive bonuses:

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  Chief Executive Officer;

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  President;

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  Executive Vice Presidents; and

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  Senior Vice Presidents.

        From this group of persons, the Compensation Committee, within 90 days after the start of a fiscal year and in its sole discretion, designates those individuals eligible to receive a performance bonus under the Cash Bonus Plan. In making its determinations, the Compensation Committee considers recommendations of senior management and the contribution of each executive officer to the Company's performance.

        When the Compensation Committee designates the individuals eligible to participate in the Cash Bonus Plan, it also designates the maximum percentage of the bonus pool each individual will be entitled to receive. At the beginning of each fiscal year, the Compensation Committee assigns a percentage of the bonus pool to each participant, taking into consideration the individual's level of responsibility for both operating results and management of the organization. The assigned percentage can vary from year to year. The year-end amount of an individual's bonus is mathematically determined by applying this percentage to the bonus pool. In April 2015, the bonus pool for fiscal 2015 was allocated among the NEOs as follows: William Dillard, II—29%; Alex Dillard—29%; Mike Dillard—13%; Drue Matheny—13%; Chris B. Johnson—4%; and Phillip R. Watts—4%. The Compensation Committee assigned higher percentage amounts to Messrs. William Dillard, II and Alex Dillard to reflect their level of responsibility and ability to affect stockholder value relative to other NEOs. The remaining 8% of the bonus pool was allocated to other members of senior management.

        Bonuses are paid under the Cash Bonus Plan at the conclusion of the fiscal year from a bonus pool, which is equal to the sum of (x) 1 1/2% of the Company's pre-tax income for the fiscal year, plus (y) 3 1/2% of the increase in pre-tax income over the prior fiscal year. Our pre-tax income was $410,140,400 in fiscal 2015 and $511,333,200 in fiscal 2014 for a decrease in pre-tax income of $101,192,800. This resulted in a total available bonus pool of $6,152,100 for fiscal 2015 (1 1/2% of pre-tax income in fiscal 2015).

        The following table sets forth for each named executive officer such officer's: (1) assigned percent allocation of the fiscal 2015 bonus pool and (2) actual bonus payment under the Cash Bonus Plan for fiscal 2015:

NEO	Assigned Percent Allocation of the Fiscal 2015 Bonus Pool	Cash Bonus Payment for Fiscal 2015 under Cash Bonus Plan
William Dillard, II	29%	$1,784,100
Alex Dillard	29%	$1,784,100
Mike Dillard	13%	$799,800
Drue Matheny	13%	$799,800
Chris B. Johnson	4%	$246,050
Phillip R. Watts	4%	$246,050

        The Compensation Committee retains the discretion to reduce or eliminate any bonuses that might otherwise be due under the terms of the Cash Bonus Plan. In making this determination, the Compensation Committee may consider factors which are more individualized to specific circumstances that were unforeseen at the time the original allocations were made. The Compensation Committee also reserves the right to award smaller or no bonuses in order to conserve cash for operations or for other business opportunities that could either preserve or enhance stockholder value. The Compensation Committee cannot, however, increase the amounts payable under the Cash Bonus Plan. The Compensation Committee made no adjustments to the bonuses paid under the Cash Bonus Plan for fiscal 2015.

Equity-Based Compensation

        We believe equity ownership is essential in linking an executive officer's compensation to the performance of our Common Stock and stockholder gains. We also believe equity ownership is an important tool in creating incentive for sustained growth. As such, in fiscal 2015 our executive officers received equity-based compensation through each of the following plans (each of which is discussed below): the Dillard's, Inc. Stock Bonus Plan (the "Stock Bonus Plan"), a qualified defined contribution retirement plan (the "Retirement Plan"), and the Dillard's, Inc. Stock Purchase Plan (the "Stock Purchase Plan"). Equity-based compensation awarded under these plans is generally established by a predetermined formula set forth in each plan that is tied directly to the aggregate amount of cash compensation (salary and cash bonus) paid to an individual.

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  Stock Bonus Plan.  The formula under the Stock Bonus Plan provides for an annual stock award equal to 6% of each executive's annual total cash compensation in excess of $15,000 (less applicable withholding) divided by the current fair market value per share on the date that the stock bonus is granted. The Compensation Committee has the discretion to alter awards payable under the Stock Bonus Plan but made no adjustments to awards granted in fiscal 2015.

  •
  Retirement Plan.  The Retirement Plan permits executives to make elective contributions to the Retirement Plan of up to the lesser of $18,000 ($24,000 if the executive is at least 50 years old) or 75% of eligible pay. Company matching contributions are calculated on the eligible executive's first 6% of elective deferrals with the first 1% being matched 100% and the next 5% being matched 50%. All contributions are used to purchase Class A Common Stock at market prices.

  •
  Stock Purchase Plan.  The Stock Purchase Plan allows executives to make contributions only to the extent they were prevented from contributing to the Retirement Plan because of nondiscrimination rules and dollar limitations of the Internal Revenue Code. Company matching contributions are calculated on the eligible executive's first 5% of elective deferrals and are matched 100%. All contributions to the Stock Purchase Plan are used to purchase Class A Common Stock at market prices.

Pension Plan

        We maintain a non-qualified defined benefit pension plan (the "Pension Plan") for our executive officers. The Pension Plan provides an annual award following retirement based upon the level of each officer's salary and cash bonus during the officer's tenure, as well as the total years of service provided to the Company. Specifically, the award is calculated by multiplying each officer's years of service by 1.5% and multiplying the result by the average of the highest three years of each officer's "pension earnings." Pension earnings are defined as total salary plus cash bonus paid during the fiscal year minus the maximum wage base for FICA withholding in that year. Retirement is considered Normal Retirement if the individual has met the service requirements and has reached 65 years of age.

        The Pension Plan provides that, in the event of a change in control of the Company, the present value of the annual pension benefit determined as of the date of the change in control will be paid in a lump sum within 60 days. All employees with a benefit accrued under the Pension Plan up to the date of the change in control are eligible for a lump sum payment and no further benefits would be paid from the Pension Plan. The Company believes this feature is important in recruiting and retaining qualified executive management personnel because:

  •
  It provides for stable retirement planning;

  •
  It reduces flight risk generally associated with the inherent uncertainties surrounding a change in control (that in some cases might lead some officers to retire prematurely or leave the Company); and

  •
  It is consistent with provisions contained in similar plans maintained by other companies.

Additional information about such lump sum payments, including how the present value would be determined and the estimated lump sum pension benefits that each named executive officer would have received if a change in control were to have occurred on the last business day of fiscal 2015 is provided below under "Potential Payments Upon Termination or Change in Control."

Other Benefits

        Health Insurance.    We provide an enhanced health insurance plan to our executive officers. This plan assists our executive officers in maintaining their physical well-being so that they are able to devote their energies to the management of the Company.

        Company Aircraft.    Executive officers are allowed access to Company-owned aircraft for personal use as well as business flights. This benefit increases the level of safety and security for the executive officers and allows them to make better use of their time by being able to travel more efficiently. The Company reports imputed income to an executive officer for income tax purposes for the value of any personal use based upon the Standard Industry Fare Level (SIFL) in accordance with the Internal Revenue Code and Treasury Regulations. For purposes of the Summary Compensation Table below, the Company reports compensation for the NEOs based on the incremental cost for flights constituting personal use. As disclosed in the Summary Compensation Table in this proxy statement, only Messrs. William Dillard, II and Alex Dillard had income related to personal use of Company aircraft for fiscal year 2015.

Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to publicly-held corporations for compensation in excess of $1,000,000 paid for any fiscal year to the corporation's chief executive officer or to any of its other three most highly compensated executive officers other than the co-principal financial officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The Compensation Committee has historically structured executive compensation in order to preserve its deductibility under Section 162(m). The Compensation Committee reserves the right, however, to grant or approve compensation or awards that may not be deductible when it believes such compensation or awards are in the best interests of the Company and its stockholders or are necessary to assure competitive total compensation for our named executive officers. In fiscal 2015, approximately $285,000 paid to the NEOs was not deductible under Internal Revenue Code rules and regulations.

Other Compensation Considerations

        Severance and Change in Control Arrangements.    We have not entered into agreements or arrangements to provide severance or change in control payments to any of our executives, other than with respect to the Pension Plan as described above. Our past practice has not included the payment of severance to any executives.

        Compensation Recovery Policy.    The Compensation Committee does not presently have a specific policy seeking reimbursement of compensation awards but will adopt one when the NYSE adopts rules requiring such a policy as mandated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Until then, the Committee will evaluate on a case by case basis whether to seek the reimbursement of certain compensation awards paid to a named executive officer if such executive engages in material misconduct that caused, or partially caused, a restatement of financial results. If it should ever occur, when making this determination, the Compensation Committee will likely consider the totality of the circumstances surrounding the misconduct, including the intent of the officer in engaging in the misconduct and the expense that the Company might incur seeking reimbursement as compared to the amount of reimbursement, and whether there were additional officers involved and, if so, the role played by the individual in the misconduct.

        Compensation Policies and Practices and Risk Management.    The Compensation Committee takes risk into consideration when reviewing and approving named executive compensation and believes that the composition of total compensation should not encourage inappropriate or excessive risk-taking. The Company monitors the risk associated with its compensation program for all employees, including NEOs, the components of its compensation program and individual compensation decisions, on an ongoing basis. This ongoing assessment includes (1) consideration of the primary design features of the Company's compensation plans and the process to determine incentive compensation eligibility and grant awards for employees and (2) analysis of how those features could encourage or mitigate risk-taking. The Company believes that its compensation policies and practices for all employees, including NEOs, do not create risks that are reasonably likely to have a material adverse effect on the Company.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on their review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company's Annual Report on Form 10-K for the year ended January 30, 2016.

The Compensation Committee
Robert C. Connor, Chairman Frank R. Mori Nick White

 EXECUTIVE COMPENSATION

        The following table summarizes the total compensation earned by or paid to our Named Executive Officers during fiscal years 2015, 2014 and 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(3)		All Other Compensation ($)(6)	Total Compensation ($)
William Dillard, II	2015	$1,000,000		$207,296		$1,784,100		(4)	$284,560	$3,275,956
Chief Executive Officer	2014	1,000,000	—	203,418	—	2,450,700		(5)	256,586	3,910,704
	2013	1,000,000	—	238,796	—	2,405,300	$2,757,098		288,613	6,689,807
Alex Dillard	2015	1,000,000		207,296		1,784,100		(4)	272,985	3,264,381
President	2014	1,000,000	—	203,210	—	2,450,700		(5)	252,498	3,906,408
	2013	970,000	—	236,996	—	2,405,300	1,669,070		301,998	5,583,364
Mike Dillard	2015	735,000		107,595		799,800		(4)	144,329	1,786,724
Executive Vice President	2014	710,000	—	104,134	—	1,062,000		(5)	147,682	2,023,816
	2013	695,000	—	118,680	—	1,042,300	320,155		142,281	2,318,416
Drue Matheny	2015	735,000		107,595		799,800		(4)	113,818	1,756,213
Executive Vice President	2014	710,000	—	104,134	—	1,062,000		(5)	104,114	1,980,248
	2013	695,000	—	118,680	—	1,042,300	759,107		111,985	2,727,072
Chris B. Johnson	2015	500,000	—	34,823	—	246,050	37,443		97,496	915,812
Senior Vice President
and Co-Principal
Financial Officer(7)
Phillip R. Watts	2015	500,000	—	35,117	—	246,050	154,139		78,944	1,014,250
Senior Vice President,
Co-Principal
Financial Officer
and Principal
Accounting Officer(7)

(1)
Reflects stock awards under the Company's Stock Bonus Plan. The amount reported in this column for each NEO reflects the aggregate fair value on the date of grant, as determined under FASB ASC Topic 718. The aggregate grant date fair value of the stock awards is calculated based on the average price of the Company's Class A Common Stock on the NYSE on the date of grant.

(2)
Reflects amounts earned by NEOs under the Company's Cash Bonus Plan.

(3)
These amounts, if any, represent the actuarial increase in the present value of the NEOs benefits under the Company's Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements. Interest rate assumption changes have a significant impact on the pension values with periods of lower interest rates having the effect of increasing the actuarial values reported and vice versa. The present value of accumulated benefits for fiscal 2015 reflects a discount rate of 4.2% compared to the 3.5% discount rate applicable for fiscal 2014. This discount rate change was the result of actuarial adjustments based on changes in corporate bond rates. The Company does not pay "above market" interest on non-qualified deferred compensation to employees.

(4)
Pension values decreased during fiscal 2015 for William Dillard, II, Alex Dillard, Mike Dillard, and Drue Matheny as follows:

William Dillard, II	$735,529
Alex Dillard	1,326,752
Mike Dillard	768,799
Drue Matheny	803,765

The present value of accumulated benefits for fiscal 2015 reflects a discount rate of 4.2% and generational mortality rates under the RP-2014 table using scale MP-2015 compared to the 3.5% discount rate and generational mortality rates under the RP-2014 table using scale MP-2014 applicable for fiscal 2014. This discount rate change was the result of actuarial adjustments based on changes in corporate bond rates. There were no other changes in plan provisions or assumptions that affected the value.

(5)
Pension values decreased during fiscal 2014 as follows:

William Dillard, II	$4,765,507
Alex Dillard	2,193,434
Mike Dillard	810,777
Drue Matheny	1,151,081

The present value of accumulated benefits for fiscal 2014 reflects a discount rate of 3.5% compared to the 4.4% discount rate applicable for fiscal 2013. This discount rate change was the result of actuarial adjustments based on changes in corporate bond rates. During fiscal 2014, the assumed retirement age for certain NEOs was extended. During October of 2014, the Society of Actuaries released updated mortality tables from the tables utilized in prior years. The pension values above are calculated based upon the new mortality rates. There were no other changes in plan provisions or assumptions that affected the value.

(6)
For fiscal 2015, all other compensation reflects matching contributions under the Company's Retirement Plans and Stock Purchase Plan, the incremental cost to the Company for personal use of Company aircraft, premiums paid for health insurance and the cost of administrative assistance, each as detailed in the table below:

	All Other Compensation
	Company Contributions under Retirement Plan and Stock Purchase Plan	Airplane Use(a)	Insurance Premiums Paid by the Company	Administrative Assistance	Total
William Dillard, II	$169,522	$46,113	$52,881	$16,044	$284,560
Alex Dillard	169,522	19,573	71,601	12,289	272,985
Mike Dillard	86,437	—	52,881	5,011	144,329
Drue Matheny	86,437	—	27,381	—	113,818
Chris B. Johnson	25,887	—	71,609	—	97,496
Phillip R. Watts	26,039	—	52,905	—	78,944

(a)
The amounts reported in this column reflect compensation for the named executive officers based on the aggregate incremental cost for flights constituting personal use. Such incremental cost is calculated on the basis of the additional variable operating costs to the Company, including fuel costs, mileage, trip-related maintenance and other miscellaneous variable costs, resulting from such personal use. Fixed costs, which do not change based on usage, such as aircraft purchase costs, pilot salaries and the cost of maintenance not related to specific trips, are excluded from the calculation of incremental cost.
(7)
Messrs. Johnson and Watts were appointed to their NEO positions effective February 1, 2015, the first day of fiscal 2015.

2015 Grants of Plan-Based Awards

        The table below sets forth the awards granted to the NEOs during fiscal 2015 pursuant to the Cash Bonus Plan and the Stock Bonus Plan:

								All Other Stock Awards:	All Other Option Awards:
											Grant Date Fair Value of Stock and Option Awards ($)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Options Awards ($/Sh)
								Number of Shares of Stock or Units (#)(3)(4)	Number of Securities Underlying Options (#)
Name	Grant Date	Threshold ($)	Target(1) ($)	Maximum(2) ($)	Threshold (#)	Target (#)	Maximum (#)
William Dillard, II	January 29, 2016							2,967			$207,296
	February 24, 2016		$1,784,100	$4,101,404
Alex Dillard	January 29, 2016							2,967			207,296
	February 24, 2016		1,784,100	4,101,404
Mike Dillard	January 29, 2016							1,540			107,595
	February 24, 2016		799,800	4,101,404
Drue Matheny	January 29, 2016							1,540			107,595
	February 24, 2016		799,800	4,101,404
Chris B. Johnson	January 29, 2016							498			34,823
	February 24, 2016		246,050	4,101,404
Phillip R. Watts	January 29, 2016							503			35,117
	February 24, 2016		246,050	4,101,404

(1)
Represents awards under the Company's Cash Bonus Plan. As described in "Compensation Discussion and Analysis," Executive Officers participating in the Cash Bonus Plan receive a pre-determined share of a bonus pool generated by certain Company-based performance metrics. There are no threshold or target amounts under the Cash Bonus Plan. Because the plan does not set such amounts and because future payouts relating to an NEO's percentage share of the bonus pool is not determinable, the amounts in this column represent the actual payments made to the NEOs under awards granted for fiscal 2015.

(2)
Represents the maximum that any individual can receive under the Cash Bonus Plan, which is 1% of the Company's pre-tax income for fiscal 2015.

(3)
Reflects amounts granted to NEOs in fiscal 2015 under the Company's Stock Bonus Plan. For more detailed information on the Stock Bonus Plan, including a general description of the procedure and formula utilized by the Company in determining the amounts payable, see the discussion in the Equity-Based Compensation portion of "Compensation Discussion and Analysis."

(4)
Reflects number of shares of stock granted before withholding applicable federal and state income tax. The stock grant awards reflected in the table are not subject to vesting.

Outstanding Equity Awards at 2015 Fiscal Year-End

        There were no outstanding stock options or unvested stock awards held by NEOs as of January 30, 2016.

2015 Option Exercises and Stock Vested

        The table below sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of stock awards during fiscal 2015 by each of the NEOs.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William Dillard, II	—	—	2,967	$207,296
Alex Dillard	—	—	2,967	207,296
Mike Dillard	—	—	1,540	107,595
Drue Matheny	—	—	1,540	107,595
Chris B. Johnson	—	—	498	34,823
Phillip R. Watts	—	—	503	35,117

(1)
The number of shares reflected as underlying Stock Awards in the table represent grants during fiscal 2015 of stock awards pursuant to the Company's Stock Bonus Plan. These awards are not subject to vesting and, accordingly, are treated in this table as having "vested" upon grant. The amounts reflected as "Value Realized on Vesting" represent the market value of the shares on the date of grant and do not reflect the withholding of a portion of the shares to satisfy income tax payment requirements.

2015 Pension Benefits

        The following table discloses the actuarial present value of accumulated pension benefits and other information as of January 30, 2016 for the NEOs under the Pension Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
William Dillard, II	Pension Plan	47	$25,023,012	—
Alex Dillard	Pension Plan	44	18,350,314	—
Mike Dillard	Pension Plan	44	8,528,940	—
Drue Matheny	Pension Plan	47	13,022,491	—
Chris B. Johnson	Pension Plan	9	367,470	—
Phillip R. Watts	Pension Plan	21	1,054,117	—

(1)
The calculation of benefits under the Pension Plan is discussed in the Pension Plan portion of "Compensation Discussion and Analysis." The methodology and material assumptions used in quantifying the present value of the accumulated benefit are disclosed in Note 8 to the audited financial statements filed in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

Potential Payments Upon Termination or Change in Control

        The Pension Plan provides for a lump sum payment to participants within 60 days of a change in control of the Company. For purposes of the Pension Plan, a "change in control" is deemed to occur upon the happening of any of the following: (1) any person or entity acquires more than 50% of the Company's Class B Common Stock whether by direct sale, merger, consolidation, share exchange or other form of corporate reorganization, (2) a majority of the members of the Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election or (3) any person or entity acquires more than 80% of the Company's assets. However, it will not be a "change in control" under the Pension Plan in any of the above instances if the acquirer in such transaction is either an entity controlled by the Company or controlled by the descendants of William Dillard or any spouse of any such descendants.

        For persons not yet eligible for early retirement, there is a 2 1/2% reduction in the amount of annual pension benefit for each year or partial year between the person's 65th birthday and the person's attained age on the date of the change in control. The lump sum payment is further reduced if necessary to prevent it from becoming a "parachute payment" under Section 280G of the Internal Revenue Code.

        All employees with a benefit accrued under the Pension Plan up to the date of the change in control are eligible for a lump sum payment, and no further benefits would be paid from the Pension Plan. The table below details the benefits that would be paid to the named executive officers, assuming a change in control occurred on January 30, 2016, the last business day of fiscal 2015. The lump sum payment is equal to the present value of the annual pension benefit determined as of the date of the change in control. For purposes of determining the lump sum payment, present value is determined by using the interest rate determined under Section 417(e) of the Internal Revenue Code for the month of December preceding the calendar year in which the change in control occurs and by using for post-retirement mortality the 1994 Group Annuity Reserving Mortality Table projected to 2002 based on a fixed blend of 50% of the uploaded male mortality rates and 50% of the uploaded female mortality rates.

NEO	Pension Plan Lump Sum Payment
William Dillard, II	$35,698,076
Alex Dillard	37,453,047
Mike Dillard	19,581,267
Drue Matheny	18,466,915
Chris B. Johnson	566,163
Phillip R. Watts	1,465,887

        We have not entered into agreements or arrangements to provide severance or change in control payments to any of our executives, other than the Pension Plan benefits described above.

 AUDIT COMMITTEE REPORT

        The Audit Committee has reviewed and discussed the audited financial statements for the year ended January 30, 2016 with management and KPMG LLP, the independent registered public accounting firm for the Company.

        The discussions with KPMG LLP included the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. Also, KPMG LLP provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and the Audit Committee has discussed with KPMG LLP its independence. The Audit Committee also considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining the auditor's independence.

        Based upon the reviews and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended January 30, 2016 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors,
Reynie Rutledge, Chairman H. Lee Hastings, III J.C. Watts, Jr.

 PROPOSAL NO. 2. RATIFICATION OF THE SELECTION OF THE COMPANY'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Board of Directors recommends to the stockholders that they ratify the selection by the Audit Committee of KPMG LLP ("KPMG") as the Company's independent registered public accountants for the fiscal year ending January 28, 2017. Although ratification of the Audit Committee's selection of KPMG is not required under our by-laws or other legal requirements, we are submitting the appointment of KPMG to the stockholders as a matter of good corporate practice.

        In the event that the stockholders fail to ratify the appointment, the Audit Committee will consider the view of the stockholders in determining its selection of the Company's independent public accountants for the subsequent fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of the Company and its stockholders.

        Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Independent Accountant Fees

        The following table summarizes the fees billed by KPMG for fiscal 2015 and fiscal 2014 for audit and other related fees:

	2015	2014
Audit Fees(1)	$1,410,000	$1,263,000
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees(2)	3,300	3,300

	$1,413,300	$1,266,300

(1)
Includes fees for audits of financial statements, reviews of quarterly financial statements, reviews of registration statements and certain periodic reports filed with the SEC, and financial statements filed with certain statutory and regulatory filings.

(2)
Includes fees for our license of an accounting research tool.

        The policy of the Audit Committee requires it to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm. During fiscal 2015, the Audit Committee pre-approved all of the services described above under the captions "Audit Fees," "Audit-Related Fees," "Tax Fees" and "All Other Fees" in accordance with this policy.

        THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2016. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

 CERTAIN RELATIONSHIPS AND TRANSACTIONS

        The following list is a summary of transactions occurring since the beginning of fiscal 2015, or that are currently proposed, (1) in which the Company was, or is to be, a participant, (2) where the amount involved exceeds $120,000, and (3) in which any of the Company's named executive officers, directors, nominees, principal stockholders and other related persons as defined in SEC rules had, or will have, a direct or indirect material interest or which the Company has chosen to voluntarily disclose:

  1.
  Denise Mahaffy, a Senior Vice President of the Company, is a sibling of William Dillard, II, Drue Matheny, Alex Dillard and Mike Dillard. During fiscal 2015, the Company paid Denise Mahaffy total salary and bonus of $747,000. During fiscal 2015, the Company also made defined contributions for the benefit of Denise Mahaffy in the amount of $77,936 pursuant to its benefit plans. For 2015, Denise Mahaffy has been awarded a bonus of $246,050 under the Cash Bonus Plan that was paid on or about April 1, 2016.

  2.
  William Dillard, III, a Senior Vice President of the Company, is the son of William Dillard, II. During fiscal 2015, the Company paid William Dillard, III total salary and bonus of $736,000. During fiscal 2015, the Company also made defined contributions for the benefit of William Dillard, III in the amount of $76,834 pursuant to its benefit plans. For 2015, William Dillard, III has been awarded a bonus of $246,050 under the Cash Bonus Plan that was paid on or about April 1, 2016.

  3.
  Alexandra Dillard, a Divisional Merchandise Manager of the Company, is the daughter of Alex Dillard. During fiscal 2015, the Company paid Alexandra Dillard total salary and bonus of $311,000. During fiscal 2015, the Company also made defined contributions for the benefit of Alexandra Dillard in the amount of $30,535 pursuant to its benefit plans.

  4.
  Annemarie Dillard, a Manager of the Company, is the daughter of Alex Dillard. During fiscal 2015, the Company paid Annemarie Dillard total salary and bonus of $288,000. During fiscal 2015, the Company also made defined contributions for the benefit of Annemarie Dillard in the amount of $26,785 pursuant to its benefit plans.

  5.
  Michelle Dillard, a Manager of the Company, is the daughter of Alex Dillard and was hired in June 2015 at a total base salary of $160,000. Michelle Dillard becomes eligible for matching contributions pursuant to the Company's benefit plans in fiscal 2016.

  6.
  During fiscal 2015, media properties owned by Stephens Media LLC received advertising fees from the Company and its affiliates of approximately $133,000. Warren A. Stephens, a current director and nominee for director, is a 50% owner of Stephens Media LLC.

  7.
  Warren A. Stephens indirectly owns a greater than 10% interest in the Northwest Arkansas Newspapers, LLC, which, through its subsidiaries, received advertising fees from the Company and its affiliates of approximately $210,000 during fiscal 2015.

  8.
  During fiscal 2015, Stephens Insurance, LLC received commissions from third parties of approximately $1,910,000 in connection with the sale of voluntary insurance benefits to Dillard's employees. It is estimated that approximately $96,000 of this amount represents commissions from premiums paid by the Company on behalf of employee insurance programs. Stephens Insurance, LLC is wholly-owned by Warren A. Stephens.

        All related party transactions described above have been reviewed in accordance with Company policy as described below by the Board, which has determined the transactions are fair to the Company. It is the policy of the Board, which has been formally adopted in writing as a Board Resolution: (1) to require that related persons disclose to the Board of Directors the material terms of any potential related party transaction, or any material amendment or modification of such a transaction, that may require disclosure in the proxy statement and (2) to provide that the Board of

Directors establish in each individual case a group of disinterested directors with the responsibility to review such potential transaction, amendment or modification, to determine whether such transaction is fair to the Company and, if so, to approve or ratify the transaction. Due to the myriad of different situations which could present themselves to this group of directors, no specific standards apply during review of a related party transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors, executive officers, and persons who beneficially own more than 10% of the Company's Class A Common Stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Class A Common Stock.

        To the Company's knowledge, based solely on a review of copies of reports provided by individuals subject to the reporting requirements of Section 16(a) of the Exchange Act to the Company and written representations of such individuals that no other reports were required, during the fiscal year ended January 30, 2016, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except one report for William Dillard, II listing a gift transaction was filed late.

OTHER MATTERS

        Management of the Company knows of no other matters that may come before the Annual Meeting. However, if any matters other than those referred to herein should properly come before the Annual Meeting, it is the intention of the proxy holders to vote the Proxy in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

        The Company's 2017 Annual Meeting of Stockholders is scheduled to be held on Saturday, May 20, 2017.

        If a stockholder intends to submit a proposal to be included in the Company's proxy statement and form of proxy relating to the Company's 2017 Annual Meeting of Stockholders in accordance with SEC Rule 14a-8, the proposal must be received by the Company at its principal executive offices not later than December 5, 2016. Such proposal must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement and related form of proxy for the 2017 Annual Meeting of Stockholders.

        Under the Company's by-laws, if a stockholder intends to submit a proposal at the 2017 Annual Meeting of Stockholders, and such proposal is not intended to be included in the Company's proxy statement and form of proxy relating to such meeting pursuant to SEC Rule 14a-8, the stockholder's notice of such proposal (including certain information specified in the by-laws) must be delivered to the Company's Corporate Secretary at the principal executive offices of the Company no earlier than January 21, 2017 and no later than the close of business on February 20, 2017. If a stockholder fails to submit the proposal within such time period, the proposal will be untimely and will not be considered at the 2017 Annual Meeting of Stockholders.

        Under the Company's by-laws and assuming the 2017 Annual Meeting of Stockholders is held as scheduled on May 20, 2017, if a stockholder intends to nominate an individual for election to the Board at the 2017 Annual Meeting of Stockholders, the stockholder's notice of such nomination must be received by the Company's Corporate Secretary at the principal executive offices of the Company no earlier than February 19, 2017 and no later than March 21, 2017.

 GENERAL

        The Company's annual report for the fiscal year ended January 30, 2016 is being distributed or made available, as the case may be, with this proxy statement but is not to be considered as a part hereof. These materials are also available at http://investor.shareholder.com/dillards/annuals.cfm.

        The Company has adopted a procedure approved by the SEC called "householding." Under this procedure, the Company is delivering a single copy of the proxy materials or the Notice of Internet Availability of Proxy Materials, as applicable, to multiple stockholders who share the same address unless the Company has received contrary instructions from one or more of the stockholders. Stockholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, the Company will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which the Company delivered a single copy of any of these documents.

        If you are a registered holder of Common Stock and are subject to householding as described above and would like to revoke your consent to householding and in the future receive your own set of proxy materials or Notice of Internet Availability of Proxy Materials, you may do so by contacting the Company's stock transfer agent, Computershare Shareholder Services, by mail at 211 Quality Circle, Suite 210, College Station, TX 77845 or by calling 1-800-368-5948. If your household is currently receiving multiple copies of proxy materials or Notice of Internet Availability of Proxy Materials and would like to receive only a single set of these documents at your address in the future, you may do so by contacting the Company's stock transfer agent at the above address and phone number. Online inquiries may be addressed to https://www-us.computershare.com/investor/contact.

        Stockholders who own Common Stock in street name through a broker or other nominee should contact their brokers or nominees if they have questions, or wish either to give instructions to household or to revoke their decision to household.

        The material in this proxy statement under the captions "Compensation Committee Report" and "Audit Committee Report" shall not be deemed soliciting material, shall not be deemed to be filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Exchange Act.

        A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER WHOSE PROXY IS SOLICITED, UPON WRITTEN REQUEST TO:

DILLARD'S, INC.
1600 Cantrell Road
Little Rock, Arkansas 72201
Attention: Phillip R. Watts,
Senior Vice President,
Co-Principal Financial Officer, and
Principal Accounting Officer

By Order of the Board of Directors
DEAN L. WORLEY Vice President, General Counsel, Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 18, 2016 for all shares related to the 401(k) Plan. All other shares reflected on this proxy card may be voted until 11:59 p.m. on May 20, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. DILLARD'S, INC. 1600 CANTRELL ROAD P.O. BOX 486 LITTLE ROCK, AR 72203 ATTN: JULIE BULL ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 18, 2016 for all shares related to the 401(k) Plan. All other shares reflected on this proxy card may be voted until 11:59 p.m. on May 20, 2016. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The properly executed proxy card must be received by May 18, 2016, for all shares related to the 401(k) Plan. For all other shares the properly executed proxy card must be received by May 20, 2016. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E04459-P75617-Z67381 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DILLARD'S, INC. 1. ELECTION OF DIRECTORS For Against Abstain Class A Nominees: ! ! ! ! ! ! ! ! ! ! ! ! 1a. Frank R. Mori 1b. Reynie Rutledge 1c. J.C. Watts, Jr. 1d. Nick White The Board of Directors of the Company recommends voting FOR each of the nominees listed above. For Against Abstain ! ! ! 2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR FISCAL 2016. The Board of Directors of the Company recommends voting FOR proposal 2. 3. In their discretion, the proxies are authorized to consider and act upon such other business as may properly come before the meeting or any postponement or adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E04460-P75617-Z67381 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Dillard's, Inc. Post Office Box 486 Little Rock, Arkansas 72203 Telephone No. (501) 376-5200 The undersigned hereby appoints William Dillard, II and Dean L. Worley, or either of them, as proxies and attorneys-in-fact, each with the power to appoint his substitute to represent and vote, as designated on the reverse side, all the shares of the Class A Common Stock of Dillards, Inc. held of record by the undersigned on March 24, 2016 at the annual meeting of stockholders to be held on May 21, 2016, or any postponement or adjournment thereof. To the extent that the voting of this proxy card relates to shares held through the Dillard's, Inc. Investment & Employee Stock Ownership Plan ("401(k) Plan"), by signing this proxy card, the undersigned participant hereby instructs Evercore Trust Company, N.A., Trustee for the Dillard's Stock Fund portion of the 401(k) Plan to exercise the voting rights relating to any shares of Class A Common Stock of Dillard's, Inc. allocable to his or her account(s) as of March 24, 2016. For shares voted by mail, this instruction and proxy card is to be received by the tabulation agent (Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717) by May 18, 2016. For shares voted by phone or Internet, the deadline is 11:59 p.m. Eastern Time on May 18, 2016. The Trustee will vote all shares for which specific direction is received by the deadline in accordance with such specific direction. All shares held in the 401(k) Plan for which no specific voting direction is received by the Trustee by the deadline will be voted in accordance with the Board's recommendations. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 20, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. DILLARD'S, INC. 1600 CANTRELL ROAD P.O. BOX 486 LITTLE ROCK, AR 72203 ATTN: JULIE BULL ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 20, 2016. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The properly executed proxy card must be received by May 20, 2016. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E04461-P75617-Z67381 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DILLARD'S, INC. 1. ELECTION OF DIRECTORS Class B Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Robert C. Connor For Against Abstain ! ! ! 2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR FISCAL 2016. 1b. Alex Dillard 1c. Mike Dillard The Board of Directors of the Company recommends voting FOR proposal 2. 1d. William Dillard, II 3. In their discretion, the proxies are authorized to consider and act upon such other business as may properly come before the meeting or any postponement or adjournment thereof. 1e. James I. Freeman 1f. H. Lee Hastings, III THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. 1g. Drue Matheny 1h. Warren A. Stephens The Board of Directors of the Company recommends voting FOR each of the nominees listed above. Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E04462-P75617-Z67381 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Dillard's, Inc. Post Office Box 486 Little Rock, Arkansas 72203 Telephone No. (501) 376-5200 PROXY The undersigned hereby appoints William Dillard, II and Dean L. Worley, or either of them, as proxies and attorneys-in-fact, each with the power to appoint his substitute to represent and vote, as designated on the reverse side, all the shares of the Class B Common Stock of Dillard's, Inc. held of record by the undersigned on March 24, 2016 at the annual meeting of stockholders to be held on May 21, 2016, or any postponement or adjournment thereof. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

QuickLinks

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS
SECURITY OWNERSHIP OF MANAGEMENT
PROPOSAL NO. 1. ELECTION OF DIRECTORS
Board Recommendation
COMPENSATION DISCUSSION AND ANALYSIS
Total Stockholder Return
Allocation of Total Direct Compensation
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
Summary Compensation Table
AUDIT COMMITTEE REPORT
PROPOSAL NO. 2. RATIFICATION OF THE SELECTION OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
CERTAIN RELATIONSHIPS AND TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING
GENERAL